THIS AGREEMENT IS made as of the 29th day of August, 2001,

BETWEEN:

          NORSKE SKOG CANADA LIMITED, a corporation continued under the laws of Canada,

          (the "Company")

                                                              OF THE FIRST PART,

AND

          RUSSELL J. HORNER

          (the "Executive"),

                                                             OF THE SECOND PART.

WHEREAS:

A. The Company recognizes the valuable services that the Executive has provided and is continuing to provide to the Company and its subsidiaries and believes that it is reasonable and fair to the Company that the Executive receive fair treatment in the event of a Control Change (as hereinafter defined);

B. The Company further recognizes that the Executive has acquired special skills relating to and extensive familiarity with the business of the Company and its subsidiaries;

C. In the event of a Control Change, there is a possibility that the employment of the Executive would be terminated without cause or adversely modified and the Executive has expressed concern in that regard to the Company;

D. The directors of the Company determined on July 26, 2001 that it would be in the best interests of the Company to induce the Executive to remain in the employ of the Company and its subsidiaries by indicating that in the event of a Control Change, the Executive would have certain automatic and guaranteed rights and by providing an incentive to the Executive to assist the Company in managing any Control Change which may be proposed;

E. Both the Company and the Executive wish formally to agree as to the terms and conditions that will govern the termination or modification of the employment of, and payments to be made to, the Executive following a Control Change;

NOW THEREFORE in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.   RECITALS

1.1. The parties agree, and represent and warrant to each other, that the above recitals are true and accurate.

2.   INTERPRETATION

2.1. The headings of the sections, subsections and clauses herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

2.2. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Agreement.

2.3. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

     (a)  "Annual Salary" shall mean the sum of:

          (i) the annual salary of the Executive, payable to the Executive by the Company and its subsidiaries as at the end of the month immediately preceding the month in which a Control Change occurs (the "Prior Month") and if an annual salary has not been established, it shall be calculated by multiplying the monthly salary of the Executive in effect for the Prior Month by 12; and

          (ii) an amount equal to the target bonus of the Executive (currently 62% of base salary) under the Short Term Incentive Plan of the Company for the fiscal year of the Company in which the Control Change occurs;

     (b) "Approved Control Change" shall mean a Control Change wherein the actions causing the Control Change shall have been approved by the affirmative votes of at least a majority of the Incumbent Directors, it being understood that this Agreement in no way delimits a period of time during which the Incumbent Directors must decide whether to so approve any Control Change;

     (c)  "Control Change" shall mean:

          (i) any change in ownership, direct or indirect, of shares of the Company and/or securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire shares of the Company, as a result of or following which Norske Skogindustrier ASA ("NSI") beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by NSI, NSI would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Company that would entitle the holders thereof to cast more than 50% of the votes attaching to all shares of the Company that may be cast to elect directors of the Company;

          (ii) any change in ownership, direct or indirect, of shares of the Company and/or Convertible Securities, as a result of or following which an Acquiror (as defined in paragraph (v) below) beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquiror,

               A. the Acquiror would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Company that would entitle the holders thereof to cast more than 35% of the votes attaching to all shares of the Company that may be cast to elect directors of the Company, and

               B. if NSI then beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Company that would entitle holders thereof to cast more than 35% of the votes attaching to all shares of the Company that may be cast to elect directors of the Company, the Acquiror would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Company that would entitle the holders thereof to cast more of the votes attaching to all shares of the Company that may be cast to elect directors of the Company than may be cast by holders of shares of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by NSI; or

         (iii) the acquisition by NSI or an Acquiror of all or substantially all of the assets of the Company resulting in a realization by the holders of shares of the Company of all or a substantial part of their investment;

          and for the purposes of this clause2.3(c)

          (iv) the expression "NSI" shall include any group of persons which includes NSI, any persons acting jointly or in concert with NSI and any persons associated or affiliated within the meaning of the Securities Act (British Columbia) with NSI, or any such group of persons or persons acting jointly or in concert;

          (v) the expression "Acquiror" shall mean a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the SECURITIES ACT (British Columbia) with any such person, group of persons or persons acting jointly or in concert, but shall not include an Acquiror as so defined which consists of or includes NSI; and

          (vi) the terms "change in ownership" and "acquisition" include a transaction or series of transactions by way of takeover bid, purchase, amalgamation, merger, reorganization, arrangement, recapitalization, liquidation or other business combination;

     (d) "Control Change Period" shall mean the period commencing on the date of a Control Change and ending on the earlier of: (i) the second anniversary of the date of the Control Change; and (ii) the Executive's Normal Retirement Date;

     (e) "Date of Termination" shall mean the date of termination of the Executive's employment, whether by death of the Executive, by the Executive or by the Company;

     (f) "Disability" shall mean the physical or mental illness of the Executive resulting in the Executive's failure to substantially perform his duties on a full-time basis;

     (g) "Good Reason" shall include, without limitation, the occurrence of any of the following without the Executive's written consent (except in connection with the termination of the employment of the Executive for Just Cause or Disability);

          (i) a change (other than those that are clearly consistent with a promotion) in the Executive's position or duties, responsibilities (including, without limitation, to whom the Executive reports and who reports to the Executive), title or office in effect immediately prior to the Control Change, which includes any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices;

          (ii) a reduction by the Company or any of its subsidiaries of the Executive's salary, benefits or any other form of remuneration or any change in the basis upon which the Executive's salary, benefits or any other form of remuneration payable by the Company or its subsidiaries is determined or any failure by the Company to increase the Executive's salary, benefits or any other forms of remuneration payable by the Company or its subsidiaries in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to the Control Change or with practices implemented subsequent to the Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the Executive; or

         (iii) any failure by the Company or its subsidiaries to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate immediately prior to the Control Change, or the Company or its subsidiaries taking any action or failing to take any action that would adversely affect the Executive's participation in or reduce his rights or benefits under or pursuant to any such plan, or the Company or its subsidiaries failing to increase or improve such rights or benefits on a basis consistent with practices in effect immediately prior to the Control Change or with practices implemented subsequent to the Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the Executive; or

          (iv) the Company or its subsidiaries relocating the Executive to any place other than the location at which he reported for work on a regular basis immediately prior to the Control Change or a place within 50 kilometres of that location; or

          (v) any failure by the Company or its subsidiaries to provide the Executive with the number of paid vacation days to which he was entitled immediately prior to the Control Change or the Company or its subsidiaries failing to increase such paid vacation on a basis consistent with practices in effect immediately prior to the Control Change or with practices implemented subsequent to the Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the to the Executive; or

          (vi) the Company or its subsidiaries taking any action to deprive the Executive of any material fringe benefit not hereinbefore mentioned and enjoyed by him immediately prior to the Control Change, or the Company or its subsidiaries failing to increase or improve such material fringe benefits on a basis consistent with practices in effect immediately prior to the Control Change or with practices implemented subsequent to the Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the Executive; or

         (vii) any breach by the Company of any provision of this Agreement; or

        (viii) the good faith determination by the Executive that, as a result of the Control Change or any action or event thereafter, the Executive's status or responsibility in the Company or its subsidiaries have been diminished or the Executive is being effectively prevented from carrying out his duties and responsibilities as they existed immediately prior to the Control Change.

     (h) "Incumbent Director" shall mean any member of the board of directors of the Company who was a member of the board of directors of the Company immediately prior to a Control Change and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the directors when that affirmative vote includes the affirmative vote of a majority of the Incumbent Directors then on the board of directors of the Company;

     (i)  "Just Cause" shall mean:

          (i) the continued failure by the Executive to substantially perform his duties according to the terms of his employment (other than those: (A) that follow a change (other than those clearly consistent with a promotion) in his position or duties; or (B) resulting from the Executive's Disability) after the Company has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it;

          (ii) the engaging by the Executive in any act that is materially injurious to the business or reputation of the Company, monetarily or otherwise, but not including, following a Control Change, the expression of opinions contrary to those of directors of the Company who are not Incumbent Directors or those of the Control Group; or

         (iii) the engaging by the Executive in any criminal or dishonest act resulting or intended to result directly or indirectly in personal gain of the Executive or any other person at the Company's expense;

     (j) "Normal Retirement Date" shall mean the date as of which the Executive would be required to retire, determined in accordance with the Company's practices and policies relating to retirement generally applicable to its senior executives and in effect immediately prior to the Control Change or at the Date of Termination, whichever is more favourable to the Executive and in the absence of any such practices and policies, the date when the Executive attains the age of 65;

     (k) "Resignation" shall mean, if there is a Control Change, the Executive giving the Company not less than 30 days prior written notice of his resignation, provided that such notice is given to the Company not later than 90 days after the Executive learns of the Control Change and makes express reference to the Control Change; and

     (l) "Retirement" shall mean the Executive's retirement from employment on the Normal Retirement Date.

2.4. Unless otherwise specified, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

3.   APPLICATION OF AGREEMENT AND TERM

3.1. This Agreement shall apply if a Control Change occurs within the term of two years after the date hereof or such longer period as the Company may from time to time specify by notice to the Executive. The obligations of the Company under section 5 shall survive the expiration of this Agreement if there is a Control Change prior to the end of the term of this Agreement.

3.2. The terms set out in this Agreement are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of his employment after a Control Change and during the Control Change Period. As a precondition to receiving any payments or benefits pursuant to this Agreement, the Executive agrees to execute and deliver to the Company a release document of all claims which the Executive may then have for whatever reason or cause in connection with the Executive's employment and in respect of such termination (except for any claims arising in connection with the performance by the Company of its obligations under this Agreement).

4.   OBLIGATIONS OF THE EXECUTIVE

4.1. From and after the date of this Agreement:

     (a) The Executive shall not solicit, initiate or encourage proposals or offers from, or provide information relating to the Company to, any person, entity or group in connection with or relating to any acquisition or disposition or all or any material part of the Company's issued and outstanding shares, any amalgamation, merger, arrangement, sale of all or any material part of the assets of the Company or any subsidiary thereof, take-over bid, reorganization, recapitalization, liquidation, winding-up of, or other business combination or any similar transaction involving the Company or any of its subsidiaries, without in each case the approval of the board of directors of the Company.

     (b) The provisions of clause 4.1(a) shall not apply to the sale by the Executive of any shares of the Company owned by him.

     (c) This Agreement shall automatically terminate if the Executive breaches the provisions of clause 4.1(a).

4.2. If the Executive's employment is terminated by the Executive by Resignation after the occurrence of a Control Change which is an Approved Control Change, the Company may require the Executive to continue to provide his services for a period of up to 90 days after the Control Change, in which case the Company may require that the Executive's termination of employment by Resignation be effective on a date which is acceptable to the Company, provided that such date is not more than 90 days after the date of the Control Change. Prior to the effective termination of the Executive's employment by Resignation, the Executive will assist as reasonably required to accomplish an orderly transition in the management of the business and affairs of the Company, but nothing in this subsection 4.2 shall limit the rights of the Executive under any other provisions of this Agreement and the Date of Termination for purposes of clause 5.1(e) shall be the date specified in the written notice of Resignation given by the Executive.

5.   OBLIGATIONS OF THE COMPANY

5.1. The Company shall have the following obligations in the event that the Executive's employment is terminated subsequent to a Control Change during the Control Change Period:

     (a) DEATH. If the Executive's employment is terminated by reason of the Executive's death, the Executive's family shall receive benefits in a manner consistent with and at least equal in amount to those provided by the Company and its subsidiaries to surviving families of the senior executives of the Company and its subsidiaries under such plans, programs and policies relating to family death benefits, if any, as are in effect at the date of the Executive's death.

     (b) DISABILITY. Unless otherwise determined by the Chairman of the Board of the Company, the employment of the Executive shall automatically terminate in the event of Disability for a period of six months out of any 18 month period. If the Executive's employment is terminated by reason of Disability , the Executive and/or the Executive's family shall be entitled thereafter to receive reasonable termination and severance payments and allowances and disability and other benefits in a manner consistent with and at least equal in amount to those provided by the Company to disabled senior executives of the Company and/or their families in accordance with such plans, programs and policies relating to disability, if any, as are in effect at the Date of Termination.

     (c) RETIREMENT. If the Executive's employment is terminated by reason of Retirement, the Executive shall be entitled thereafter to receive reasonable retirement benefits at least equal to those provided by the Company to senior executives in accordance with such plans, programs and policies relating to retirement, if any, as are in effect at the Date of Termination.

     (d) TERMINATION BY THE COMPANY FOR JUST CAUSE AND TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON OR BY RESIGNATION. If the Executive's employment is terminated by the Company for Just Cause, or is terminated by the Executive other than for Good Reason or by Resignation, the Company shall pay to the Executive, if not theretofore paid, the fraction of the Annual Salary earned by or payable to the Executive by the Company or its subsidiaries during the then current fiscal year of the Company for the period to and including the Date of Termination, and neither the Company nor its subsidiaries shall have any further obligations to the Executive under this Agreement.

     (e) TERMINATION BY THE COMPANY OTHER THAN FOR JUST CAUSE, DISABILITY OR DEATH AND TERMINATION BY THE EXECUTIVE FOR GOOD REASON OR BY RESIGNATION. If the Executive's employment is terminated by the Company other than for Just Cause, Disability or death or is terminated by the Executive for Good Reason or by Resignation:

          (i) the Company shall pay to or to the order of the Executive by no more than two lump sum payments in cash or certified cheque within ten days after the Date of Termination, the aggregate of the following amounts (less any deductions required by law):

               A. if not theretofore paid, the Executive's Annual Salary for the then current fiscal year of the Company for the period to and including the Date of Termination; and

               B. as partial compensation for the Executive's loss of employment, an amount equal to the lesser of: (1) three times the Annual Salary; and (2) an amount equal to the result obtained when the Annual Salary is multiplied by a fraction, the numerator of which is the number of days between the Date of Termination and the

                    Executive's Normal Retirement Date and the denominator of which is 365;

          (ii) if the Executive holds any options, rights, warrants or other entitlements for the purchase or acquisition of shares in the capital of the Company or any affiliate thereof (collectively, "Rights"), regardless of whether such Rights may then be exercised, such Rights shall then be deemed to be available for exercise and, if the Executive so elects by notice in writing to the Company, such Rights shall be deemed to have been exercised at the price provided for in such Rights and the Executive shall be deemed to have immediately sold the securities arising from such exercise to the Company for the fair market value thereof (which in the event of dispute shall be determined within 30 days of the delivery of such notice at the Company's expense by a valuator satisfactory to both the Company and the Executive using such assumptions or methods as such valuator may think in its absolute discretion best reflect the intention of this paragraph 5.1(e)(ii) and such determination shall be final and binding) and the Company shall pay to the Executive, in the manner and at the time contemplated by paragraph 5.1(e)(i) the difference between the aggregate price for such securities and their deemed acquisition price to the Company;

         (iii) all employment benefit and perquisites to which the Executive is entitled immediately prior to the Date of Termination will terminate on the Date of Termination, except that the Company will provide to, continue or maintain for the Executive, as applicable, the employment benefits and perquisites described in Schedule A;

          (iv) the Executive shall be entitled to receive benefits from the Norske Skog Canada Limited Retirement Plan for Salaried Employees (the "RPP") and the Norske Skog Canada Limited Supplemental Retirement Plan for Senior Executives (the "Supplemental Plan") on the following terms:

               A. if on the Date of Termination the Executive has not satisfied a vesting condition under the RPP or the Supplemental Plan, the Executive will be deemed to have satisfied such vesting condition;

               B. if on the Date of Termination the Executive is required to have any form of consent from the Company to immediately receive benefits under the Supplemental Plan, the Executive will be deemed to have received such a consent;

               C. subject to paragraph 5.1(e)(iv)A, the Executive will be entitled to receive benefits from the RPP in accordance with its terms on the basis of the Executive's earnings and service with the Company to the Date of Termination;

               D. the Executive will be entitled to have a notional contribution made to the Supplemental Plan equal to the present value (determined by an actuary acceptable to the Company and the Executive) of the amounts that would have been notionally contributed to the Supplemental Plan on the Executive's behalf in respect of the five year period following the Date of Termination, and for the purpose of determining the amount of such notional contributions, the Company shall be deemed, despite the Supplemental Plan's terms, to make annual notional contributions to the Supplemental Plan on the Executive's behalf in an amount equal to the product of X and Y where:

                    X = the percentage rate at which notional contributions are made to the Supplemental Plan, as determined by the Supplemental Plan's terms in effect on the date of Control Change or the Date of Termination, whichever is more favourable to the Executive (it being acknowledged that as of the date hereof the Supplemental Plan requires such contributions to be made at a rate of 12%); and

                    Y = despite the definition of Earnings in the Supplemental Plan, an amount equal to the amount specified in clause 2.3(a)(i) plus 50% of the amount specified in clause 2.3(a)(ii), both determined at the Date of Termination.

                    For greater certainty, it is confirmed that the Company will make no contributions to the RPP on the Executive's behalf in respect of the 5 year period, with the result that the deduction which would normally be applied to the Company's notional contributions to the Supplemental Plan on the Executive's behalf on account of such contributions will not apply;

               E. subject to subparagraphs 5.1(e)(iv)A, B and D, the Executive will be entitled to receive benefits from the Supplemental Plan on the basis of the Executive's earnings and service with the Company to the Date of Termination in accordance with the terms of the Supplemental Plan in effect on the date of Control Change or the Date of Termination, whichever is more favourable to the Executive;

          (v) the Company shall provide the Executive for a period of up to one year from the Date of Termination with the job relocation counseling services of a firm chosen from time to time by the Executive, at a cost to the Company not to exceed $25,000.

5.2. The benefits payable under this section 5 shall not be reduced in any respect in the event that the Executive shall secure or shall not reasonably pursue alternative employment following the termination of the Executive's employment.

6.   GENERAL

6.1. The Executive shall not be prohibited in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company after termination of his employment by the Company without Just Cause or for Disability or termination by the Executive of his employment for Good Reason or by Resignation; provided that nothing in this subsection 6.1 shall release the Executive from any obligation to keep confidential and not make use of any information relating to the business and affairs of the Company.

6.2. The Executive agrees that after termination of his employment by him, he will tender his resignation from any position he may hold as an officer or director of the Company or any of its affiliated or associated companies. Doing so will not reduce the obligations of the Company described herein where the Executive terminates his employment for Good Reason.

6.3. The Company agrees to pay, without requiring the Executive first to pay such fees and expenses, all legal fees and expenses that the Executive or the Executive's legal representatives may reasonably incur or face arising out of or in connection with this Agreement (but this Agreement only), including any litigation concerning the validity or enforceability of, or liability under, any provision of this Agreement or any action by the Executive or the Executive's legal representatives to enforce his or their rights under this Agreement (but this Agreement only), provided that the Executive or the Executive's legal representatives shall reimburse the Company for such legal fees and expenses paid by the Company in respect of any such litigation in which the Company is the successful party, and the Company agrees to pay interest, compounded quarterly, on the total unpaid amount payable under this Agreement, such interest to be calculated at a rate equal to 2% in excess of the prime commercial annual lending rate for Canadian dollar demand loans announced from time to time by The Royal Bank of Canada during the period of such nonpayment.

6.4. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand or mailed by prepaid registered mail addressed as follows:

     (a)  in the case of the Company to:

          Norske Skog Canada Limited
          9th Floor, 700 W. Georgia Street
          Vancouver, B.C.
          V7Y 1J7

          ATTENTION: Chairman of the Board

     (b)  in the case of the Executive, to:

          the last address of the Executive in the records of the Company and its subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

6.5. This Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors and administrators and upon the Company and its successors and assigns.

6.6. Nothing herein derogates from any rights the Executive may have under applicable law, except as set out in this section. The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive are in full satisfaction of all rights of the Executive under the Employment Standards Act (British Columbia) or any successor legislation from time to time and any rights or entitlements the Executive may have as against subsidiaries of the Company as a result of the termination of his employment with such subsidiaries.

6.7. This Agreement may be amended only by an instrument in writing signed by both parties.

6.8. Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this section) except to the extent that such waiver is in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement.

                                        NORSKE SKOG CANADA LIMITED


                                        by: /s/ Harold N. Kvisle
                                            -------------------------------
                                            Director


                                            /s/ Jan A. Reinas
                                            -------------------------------
                                            Director


                                            /s/ Russell J. Horner
                                            -------------------------------
                                            RUSSELL J. HORNER

                                   SCHEDULE A

                      TREATMENT OF BENEFITS AND PERQUISITES

All benefits, privileges and perquisites the Executive might formerly have received as a result of employment with the Company will cease as of the Date of Termination except as expressly set out below:

1. Provincial Medical Services Plan (MSP): coverage for Executive and dependants will cease at the end of the month in which the Date of Termination occurs and the Company will reimburse the Executive for the cost of coverage for the Executive and his dependents for an additional 12 months.

2. Life Insurance: the current level of coverage (up to 3 times annual salary) will continue until the Date of Termination, and the Executive will have 31 days from the Date of Termination to convert this coverage to an individual life insurance policy, to a maximum of $200,000.

3. Optional Life Insurance: any executive, spousal, or child optional life insurance coverage the Executive had by reason of employment with the Company will cease on the Date of Termination. The Executive may convert all or part of any optional executive and/or spousal insurance, up to a maximum of $200,000 each, within 31 days of this date, to individual life insurance policies at prevailing individual, as opposed to group insurance rates and without medical examination.

4.   Accidental Death and Dismemberment Insurance ("AD&D"):

     (a)  coverage under AD&D will cease on the Date of Termination; and

     (b) any executive, spousal, or child optional AD&D coverage the Executive had by reason of employment will cease on the Date of Termination; the Executive may elect to convert all or part of any optional executive and/or spousal insurance, up to a maximum of $200,000 each, within 31 days after the Date of Termination.

5. Health Spending Account: contributions by the Executive will cease on the Date of Termination. The Executive may submit claims against the balance accrued to the Date of Termination, until the end of the calendar year in which the Date of Termination occurs.

6. Disability Benefits: short term and long term disability coverage will cease at the Date of Termination.

7. Vacation: all accrued regular and extended vacation entitlement, including pro-rated regular and, if applicable, extended entitlement to the Date of Termination, will be paid to the Executive at the Date of Termination.

8. Share Purchase Plan: participation and/or contributions through payroll deduction will cease on the Date of Termination. All amounts in the Executive's account must be withdrawn within 30 days of the Date of Termination.

9. Group RRSP: participation and/or contributions by way of payroll deduction by the Executive will cease at the Date of Termination. Treatment of the Executive's fund balances will be as per the terms of the Plan.

10. Leased Automobile: the Executive is entitled to elect to purchase the automobile leased by the Company, and designated for his use, at the Date of Termination for the then current residual option price of the automobile. The Executive will bear all sales and other tax costs and any other costs and taxes which may be associated with any such transfer.

11.  Club Memberships:

     (a) the payment by the Company of any personal club memberships held by the Executive will cease on the Date of Termination; and

     (b) the payment of any corporate club membership dues in respect of the Executive will cease on the Date of Termination, and the membership will remain with the Company.

12. Company Loans, i.e. housing, auto insurance, leased vehicle driver option, computer purchase, etc.: the balance outstanding on any and all company loans granted to the Executive will become due and payable in full on the Date of Termination; provided that the Executive's interest free housing loan, if any, shall not be repayable in full until the earlier of the date of commencement of alternate employment which is comparable as to annual compensation and authorities, duties and responsibilities to the position held by the Executive immediately prior to the Date of Termination and the third anniversary of the date of drawing of funds.

13. Canada Savings Bonds: if the Executive was purchasing Canada Savings Bonds through payroll deductions, he may elect to receive a refund for the amount already paid, or purchase the bond in full within 5 days after the Date of Termination.

14. Charitable donations and social club fees: deductions will cease at the Date of Termination.

15. Post Retirement Medical and Dental Benefits: the Executive will become eligible on the later of the first of the month following the Date of Termination or the first of the month following his 55th birth date, to apply for medical, extended health and dental benefits on the basis of treatment equivalent to that being received by an employee of the Company who retired on the Date of Termination.